Exhibit 10.1

CHUBB LIMITED 2016
LONG-TERM INCENTIVE PLAN

(As Amended and Restated as of May 21, 2026)

SECTION 1

GENERAL

1.1. History, Purpose, and Effective Date. The Chubb Limited 2016 Long-Term Incentive Plan (the “Plan”) was established by Chubb Limited (the “Company”) to (i) attract and retain persons eligible to participate in the Plan; (ii) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further align Participants’ interests with those of the Company’s other shareholders through compensation that is based on the Company’s Stock; and thereby promote the long-term financial interest of the Company and the Subsidiaries, including the growth in value of the Company’s equity and enhancement of long-term shareholder return. The Plan was originally adopted as of May 16, 2016, and was amended and restated as of May 20, 2021. The following provisions constitute an amendment, restatement and continuation of the Plan as of the date on which the Plan is approved by the Company’s shareholders (which date is referred to herein as the “Effective Date”).

1.2. Participation. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Individuals, those persons who will be granted one or more Awards under the Plan, and thereby become “Participants” in the Plan.

1.3. Operation, Administration, and Definitions. The operation and administration of the Plan, including the Awards made under the Plan, shall be governed by and subject to all terms set forth in the Plan. Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definitional provisions of Section 8).

SECTION 2

OPTIONS AND SARS

2.1. Definitions.

(a)	The grant of an “Option” entitles the Participant to purchase shares of Stock at the Exercise Price. Any Option granted under this Section 2 may be either an incentive stock option (an “ISO”) or a non-qualified stock option (an “NQSO”), as determined in the discretion of the Committee and in accordance with applicable law. An “ISO” is an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in Code Section 422(b). An “NQSO” is an Option that is not intended to be an “incentive stock option” as that term is described in Code Section 422(b). An Option shall be deemed to be an NQSO unless it is specifically designated as an ISO by the Committee at the time of grant or, if an Option is so designated, to the extent that it does not otherwise satisfy the requirements of an ISO.

(b)	A stock appreciation right (an “SAR”) entitles the Participant to receive, in cash or Stock (as determined in accordance with subsection 2.5), value equal to (or otherwise based on) the excess of: (a) the Fair Market Value of a specified number of shares of Stock at the time of exercise; over (b) the Exercise Price.

2.2. Exercise Price. The “Exercise Price” of each Option and SAR granted under this Section 2 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option or SAR is granted. The Exercise Price shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Stock on the date of grant (or, if greater, the par value of a share of Stock), subject to the proviso relating to Substitute Awards in Section 2.7.

2.3. Exercise. Each Option and SAR granted under this Section 2 shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee and not inconsistent with the Plan. In no event, however, shall an Option or SAR expire later than (or be exercisable after) ten years after the date of its grant.

2.4. Payment of Option Exercise Price. The payment of the Exercise Price of an Option granted under this Section 2 shall be subject to the following:

(a)	Subject to the following provisions of this subsection 2.4, the Exercise Price for each share of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise; except that, in the case of an exercise arrangement approved by the Committee and described in paragraph 2.4(c), payment may be made as soon as practicable after the exercise.

(b)	Subject to applicable law, the Exercise Price shall be payable in cash, by promissory note, or by tendering, by either actual delivery of shares or by attestation, shares of Stock (including shares of Stock that would otherwise be distributable upon the exercise of the Option) acceptable to the Committee, and valued at Fair Market Value as of the day of exercise, or in any combination thereof, as determined by the Committee.

(c)	Subject to applicable law, the Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

2.5. Settlement of Options and SARs. Settlement of Options and SARs is described in subsection 4.7.

2.6. No Repricing. Except for either adjustments pursuant to paragraph 4.2(g) (relating to the adjustment of shares), or reductions of the Exercise Price approved by the Company’s shareholders, the Exercise Price for any outstanding Option or SAR may not be decreased after the date of grant nor may an outstanding Option or SAR granted under the Plan be surrendered to the Company as consideration for the grant of a replacement Option or SAR with a lower Exercise Price or a Full Value Award. Except as approved by the Company’s shareholders, in no event shall any Option or SAR granted under the Plan be surrendered to the Company in consideration for a cash payment or the grant of any other Award if, at the time of such surrender, the Exercise Price of the Option or SAR is greater than the then current Fair Market Value of a share of Stock.

2.7. Grants of Options and SARs. An Option may but need not be granted in tandem with an SAR, and an SAR may but need not be granted in tandem with an Option. If an Option is granted in tandem with an SAR, the Exercise Price of both the Option and SAR shall be the same, and the exercise of the Option or SAR with respect to a share of Stock shall cancel the corresponding tandem SAR or Option right with respect to such share. If an SAR is granted in tandem with an Option but is granted after the grant of the Option, or if an Option is granted in tandem with an SAR but is granted after the grant of the SAR, the later granted tandem Award shall have the same Exercise Price as the earlier granted Award, but the Exercise Price for the later granted Award may not be less than the Fair Market Value of the Stock at the time of such grant; provided that, the Exercise Price of any Substitute Award shall be determined by the Committee, in its discretion, and may, to the extent the Committee determines necessary in order to preserve the value of such other award, be less than the Fair Market Value of a share of Stock on the date of grant of such Substitute Award. No dividend equivalents (current or deferred) with respect to any Option or SAR shall be granted under the Plan.

SECTION 3

FULL VALUE AWARDS and cash incentive awards

3.1. Full Value Awards. A “Full Value Award” is a grant of one or more shares of Stock or a right to receive one or more shares of Stock in the future (including restricted stock, restricted stock units, performance shares, and performance stock units) which is contingent on continuing service, the achievement of performance objectives during a specified period, or other restrictions as determined by the Committee or in consideration of a Participant’s previously performed services or surrender of other compensation that may be due. The grant of Full Value Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to dividend or dividend equivalent rights and deferred payment or settlement.

3.2. Cash Incentive Award. A Cash Incentive Award is the grant of a right to receive a payment of cash (or in the discretion of the Committee, Stock having value equivalent to the cash otherwise payable) that is contingent on achievement of performance or other objectives over a specified period established by the Committee. The grant of Cash Incentive Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee.

SECTION 4

OPERATION AND ADMINISTRATION

4.1. Effective Date and Effect on 2021 Plan Amendment and Restatement. The Plan, as amended and restated, shall be effective as of the Effective Date. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards may be granted under the Plan after the tenth anniversary of the Effective Date. Prior to the Effective Date (or if the Effective Date does not occur), Awards may continue to be made under the 2021 Plan Amendment and Restatement.

4.2. Shares and Certain Limitations Under the Plan. The shares of Stock for which Awards may be granted under the Plan shall be subject to the following:

(a)	The shares of Stock with respect to which Awards may be made under the Plan shall be (i) shares authorized but unissued; (ii) to the extent permitted by applicable law, shares held or acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions; or (iii) shares purchased in the open market by a direct or indirect wholly-owned Subsidiary of the Company. The Company may contribute to a direct or indirect wholly-owned Subsidiary an amount sufficient to accomplish the purchase in the open market of the shares of Stock to be so acquired. The Chairman, the Chief Executive Officer or any executive officer of the Company shall have the authority to determine (or delegate to a designee to determine) whether and to what extent shares may be purchased in the open market by a Subsidiary and whether and to what extent the Company may contribute amounts to a Subsidiary to accomplish such purchase.

(b)	Subject to the following provisions of this subsection 4.2, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be equal to the sum of: (i) 45,200,000 shares of Stock (which number includes all shares available for delivery under this clause (i) since the initial establishment of the 2016 Plan), plus (ii) shares of Stock subject to awards outstanding under the Prior Plan immediately prior to the Effective Date that are forfeited, expire or are cancelled after the Effective Date without delivery of shares of Stock or which result in the forfeiture of Stock back to the Company to the extent that such shares would have been added back to the reserve under the terms of the Prior Plan. Substitute Awards will not be counted against the number of shares of Stock reserved under this Plan.

(c)	To the extent provided by the Committee, any Award may be settled in cash rather than Stock.

(d)	Shares of Stock with respect to an Award will be treated as delivered for purposes of the determination under paragraph 4.2(b), subject to the following:

(i)	To the extent any shares of Stock covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited, expires or is cancelled, such shares shall not be deemed to have been delivered for purposes of the determination under paragraph 4.2(b).

(ii)	Subject to the provisions of subparagraph (i) above, the total number of shares covered by an Award will be treated as delivered for purposes of this paragraph 4.2(d) to the extent payments or benefits are delivered to the Participant with respect to such shares. Accordingly (A) if an Award denominated in shares of Stock is settled in cash, the total number of shares with respect to which such payment is made shall be considered to have been delivered; (B) if shares covered by an Award are used to satisfy the applicable tax withholding obligation, the number of shares held back by the Company to satisfy such withholding obligation shall be considered to have been delivered; (C) if the exercise price of any Option granted under the Plan is satisfied by tendering shares of Stock to the Company (by either actual delivery or by attestation, including shares of Stock that would otherwise be distributable upon the exercise of the Option), the number of shares tendered to satisfy such exercise price shall be considered to have been delivered; (D) if cash or shares of Stock are delivered in settlement of the exercise of an SAR, the total number of shares with respect to which such SAR is exercised shall be deemed delivered; and (E) if shares of Stock are repurchased by the Company with proceeds received from the exercise of an Option issued under this Plan, the total number of such shares repurchased shall be deemed delivered.

(e)	Subject to paragraph 4.2(g) and except for Substitute Awards, the following additional maximums are imposed under the Plan:

(i)	The maximum number of shares of Stock that may be delivered to Participants and their beneficiaries with respect to ISOs granted under the Plan shall be 45,200,000 shares; provided, however, that to the extent that shares not delivered must be counted against this limit as a condition of satisfying the rules applicable to ISOs, such rules shall apply to the limit on ISOs granted under the Plan.

(ii)	The maximum number of shares of Stock that may be issued in conjunction with Awards granted pursuant to subsection 3.1 (relating to Full Value Awards) shall be 22,600,000 shares.

(f)	If an Award is denominated in Stock but an equivalent amount of cash is delivered in lieu of delivery of shares of Stock, the limits of paragraph 4.2(e) shall be applied based on the methodology used by the Committee to convert the number of shares of Stock into cash. If an Award is denominated in cash but an equivalent amount of Stock is delivered in lieu of delivery of cash, the limits of paragraph 4.2(e) shall be applied based on the methodology used by the Committee to convert the amount of cash into shares of Stock. If the delivery of Stock or cash is deferred until after the Stock has been earned, any adjustment in the amount delivered to reflect actual or deemed earnings or other investment experience during the deferral period shall be disregarded.

(g)	The following shall apply with respect to the terms of the Plan and Awards granted thereunder:

(i)	In the event of a corporate transaction involving the Company, including, without limitation, any stock dividend, stock split, extraordinary cash dividend (other than regular, quarterly cash dividends), recapitalization, reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368), merger, amalgamation, consolidation, split-up, spin-off, sale of assets or subsidiaries, combination or exchange of shares, any partial or complete liquidation of the Company, or any other extraordinary or unusual event affecting the Company’s Stock without the Company’s receipt of consideration, the Committee shall, subject to applicable law, adjust Awards to reflect the transaction(s) as may be determined to be appropriate and equitable by the Committee, in its sole discretion. Action by the Committee may include, in its sole discretion, equitable adjustment to (A) the number and kind of shares available for grant or delivery under the Plan; (B) the number of shares or Awards that may be granted to any individual under the Plan or that may be granted pursuant to any provision or types of Awards; (C) the number and kind of shares, units or other property subject to outstanding Awards and the Exercise Price of an Option or SAR; and/or (D) any other adjustments to the terms of Awards that the Committee determines to be equitable (which may include, without limitation, (I) replacement of Awards with other Awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and (II) cancellation of the Award in return for cash payment of the current value of the Award, determined as though the Award is fully vested at the time of payment, provided that in the case of an Option or SAR, the amount of such payment may be the excess (if any) of value of the Stock subject to the Option or SAR at the time of the transaction over the Exercise Price) provided, however, that any fractional shares resulting from such adjustments in the preceding clauses (A) through (D) shall, unless determined otherwise by the Committee, be eliminated. Any adjustments to outstanding Awards are intended be consistent with Code Section 409A, Code Section 457A and/or Code Section 424, to the extent applicable. The Committee shall have the sole discretion and authority to determine what appropriate adjustments shall be made and any adjustments determined by the Committee shall be final, binding and conclusive.

(ii)	In no event shall this paragraph 4.2(g) be construed to permit a modification (including a replacement) of an Option or SAR if such modification either: (A) would result in accelerated recognition of income or imposition of additional tax under Code Section 409A; or (B) would cause the Option or SAR subject to the modification (or cause a replacement Option or SAR) to be subject to Code Section 409A, provided that the restriction of this clause (B) shall not apply to any Option or SAR that, at the time it is granted or otherwise, is designated as being Deferred Compensation subject to Code Section 409A.

(h)	Except for Awards granted under the Plan with respect to shares of Stock which do not exceed, in the aggregate, five percent (5%) of the total number of shares of Stock reserved for delivery pursuant to subsection 4.2(b) and excluding Substitute Awards, any Award (i.e., any grants made under the Plan, including without limitation, Options, SARs, Full Value Awards and Cash Incentive Awards) shall condition a Participant’s right to become vested in the Award on completion of a minimum period of service with the Company or any Subsidiaries of at least one (1) year in the case of a service-based award and a minimum performance period of at least one (1) year in the case of a performance-based award, except, in any case, if accelerated, to the extent permitted by the Committee, in the event of the Participant’s death or disability, retirement, involuntary termination, or change in control.

4.3. General Restrictions. Delivery of shares of Stock or other amounts under the Plan shall be subject to the following:

(a)	Notwithstanding any other provision of the Plan, the Company shall have no obligation to deliver any shares of Stock or make any other distribution of benefits under the Plan unless such delivery or distribution complies with all applicable laws (including, without limitation, the requirements of the United States Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

(b)	To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

4.4. Tax Withholding. All distributions under the Plan are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. Except as otherwise provided by the Committee, such withholding obligations may be satisfied (i) through cash payment by the Participant; (ii) through the surrender of shares of Stock which the Participant already owns (provided, however, that to the extent shares described in this clause (ii) are used to satisfy more than the minimum statutory withholding obligation, as described below, then, except as otherwise provided by the Committee, payments made with shares of Stock in accordance with this clause (ii) shall be limited to shares held by the Participant for not less than six months prior to the payment date); or (iii) through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan, provided, however, that such shares under this clause (iii) may be used to satisfy up to the Company’s maximum statutory withholding obligation (based on maximum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).

4.5. Grant and Use of Awards. In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Awards may be granted as alternatives to or replacement of awards granted or outstanding under the Plan, or any other plan or arrangement of the Company or a Subsidiary (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Subsidiary). Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Subsidiary, including the plans and arrangements of the Company or a Subsidiary assumed in business combinations. Notwithstanding the provisions of subsection 2.2, Options and SARs granted under the Plan in replacement for awards under plans and arrangements of the Company or a Subsidiary assumed in business combinations may provide for Exercise Prices that are less than the Fair Market Value of a share of Stock at the time of the replacement grants, if the Committee determines that such Exercise Price is appropriate to preserve the economic benefit of the award. The provisions of this subsection 4.5 shall be subject to the provisions of paragraph 4.2(g).

4.6. Dividends and Dividend Equivalents. An Award (other than an Option or SAR) may provide the Participant with the right to receive dividend or dividend equivalent payments with respect to Stock subject to the Award (both before and after the Stock subject to the Award is earned, vested, or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Stock, as determined by the Committee; provided, however, that no dividend or dividend equivalents granted in relation to Full Value Awards that are subject to vesting based on the achievement of performance objectives shall be settled prior to the date that such Full Value Award (or applicable portion thereof) becomes vested and is settled. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents. The provisions of this subsection 4.6 shall be subject to the provisions of subsection 4.16.

4.7. Settlement of Awards. The obligation to make payments and distributions with respect to Awards may be satisfied through cash payments, the delivery of shares of Stock, the granting of replacement Awards (subject to subsection 2.6), or combination thereof as the Committee shall determine. Satisfaction of any such obligations under an Award, which is sometimes referred to as “settlement” of the Award, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, and may include converting such credits into deferred Stock equivalents. Each Subsidiary shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Subsidiary by the Participant. Any disputes relating to liability of a Subsidiary for cash payments shall be resolved by the Committee. The provisions of this subsection 4.7 shall be subject to the provisions of subsection 4.16.

4.8. Transferability. Awards under the Plan are not transferable except transfers (i) designated by the Participant by will or by the laws of descent and distribution, and (ii) without consideration to the extent permitted by the Committee.

4.9. Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

4.10. Agreement With Company. An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee shall, in its sole discretion, prescribe. The terms and conditions of any Award to any Participant shall be reflected in such form of written (including electronic) document as is determined by the Committee. A copy of such document shall be provided to the Participant, and the Committee may, but need not require that the Participant sign a copy of such document. Such document is referred to in the Plan as an “Award Agreement” regardless of whether any Participant signature is required.

4.11. Action by Company or Subsidiary. Any action required or permitted to be taken by the Company or any Subsidiary shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of such company.

4.12. Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

4.13. Limitation of Implied Rights.

(a)	Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

(b)	The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating employee or other individual the right to be retained in the employ of the Company or any Subsidiary or the right to continue to provide services to the Company or any Subsidiary, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any rights as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

4.14. Benefits Under Other Plans. Except as otherwise provided by the Committee, Awards to a Participant (including the grant and the receipt of benefits) under the Plan shall be disregarded for purposes of determining the Participant’s benefits under any Qualified Retirement Plan, any nonqualified plans maintained by the Participant’s employer, or any other retirement, profit-sharing, severance, benefit, or any other plans maintained or sponsored by the Participant’s employer. The term “Qualified Retirement Plan” means any plan of the Company or a Subsidiary that is intended to be qualified under Code Section 401(a).

4.15. Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

4.16. Code Section 409A or Code Section 457A. Notwithstanding any other provision of the Plan or an Award to the contrary, to the extent that the Committee determines that any Award granted under the Plan is subject to Code Section 409A or Code Section 457A, it is the intent of the Company that the agreement evidencing the Award incorporate the terms and conditions necessary to avoid the consequences specified in Code Section 409A(a)(1) or Code Section 457A, as applicable, and that such agreement and the terms of the Plan as applicable to such Award be interpreted and construed in compliance with Code Section 409A and Code Section 457A, and, in each case, the Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding anything in the Plan to the contrary, if the Committee considers a Participant to be a “specified employee” under Code Section 409A at the time of such Participant’s “separation from service” (as defined in Code Section 409A), and any amount hereunder is Deferred Compensation, any distribution of such amount that otherwise would be made to such Participant with respect to an Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Code Section 409A. If an Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), a Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if an Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), a Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the Award. Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company and the Committee intend to administer the Plan so that it will comply with the requirements of Code Section 409A and Code Section 457A, neither the Company nor the Committee represents or warrants that the Plan or any Award will comply with Code Section 409A or Code Section 457A or any other provision of federal, state, local, or non-United States law. Neither the Company, its Subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant may owe as a result of participation in the Plan, and the Company and its Subsidiaries shall have no obligation to indemnify or otherwise protect any Participant from the obligation to pay any taxes pursuant to Code Section 409A or Code Section 457A.

4.17. Compliance with Legal and Stock Exchange Requirements. The Plan, the granting and exercising of Awards thereunder, and the other obligations of the Company under the Plan and any Award Agreement, shall be subject to all applicable laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the issuance or delivery of Stock, other securities or property under any Award until completion of such regulatory compliance requirements or other required action under any law, rule, or regulation as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in compliance with applicable laws, rules, and regulations.

4.18. Data Protection. The Participant is on notice that, in connection with his or her participation in the Plan, the Company will process certain personal information about the Participant and persons closely associated with the Participant, by means of an automated data file, including, but not limited to, name, home address and telephone number, email address, date of birth, social insurance, social security, passport or other identification number (e.g., resident registration number), employee identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all Awards or any other entitlement to shares of Stock awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor (“Personal Information”). The Personal Information may be provided by the Participant or collected, where lawful, from third parties. Such Personal Information may be processed by the Company and its Subsidiaries or Affiliates, trustees of any employee benefit trust, third party service providers, third party administrators, registrars, or brokers. Processing of Personal Information will be for the purpose of implementing, operating, assessing, managing and administering the Plan. Personal Information may be transferred to jurisdictions that do not provide the same protection for the information as the Participant’s home country. Under privacy laws in some jurisdictions, individuals’ consent may be required for the processing of Personal Information. Where such laws apply, by participating in the Plan, the Participant consents to the processing of Personal Information described above.

SECTION 5

CHANGE IN CONTROL

Subject to the provisions of paragraph 4.2(g) (relating to the adjustment of shares), the occurrence of a Change in Control shall have the effect, if any, with respect to any Award as set forth in the Award Agreement or, to the extent not prohibited by the Plan or the Award Agreement, as provided by the Committee.

SECTION 6

COMMITTEE

6.1. Administration. The authority to control and manage the operation and administration of the Plan shall be vested in the Compensation Committee of the Board (the “Committee”). If the Committee does not exist, or for any other reason determined by the Board, and to the extent not prohibited by applicable law or the applicable rules of any stock exchange, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee. To the extent that the Board, the Committee, or a subcommittee administers the Plan in accordance with this Section 6, references in the Plan to the “Committee” shall be deemed to refer to the Board, the Committee, or such subcommittee.

6.2. Powers of Committee. The Committee’s administration of the Plan shall be subject to the following:

(a)	Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Individuals those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Section 7) to cancel or suspend Awards.

(b)	To the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, Switzerland, and Bermuda, the Committee will have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States, Switzerland, and Bermuda.

(c)	The Committee will have full power and express discretionary authority to interpret and administer the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to define terms not otherwise defined herein, to determine the terms and provisions of any Award Agreement made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan. All powers of the Committee shall be executed in its sole discretion and its determinations need not be uniform as applied to similarly situated individuals.

(d)	Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

(e)	In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the Articles of Association, applicable stock exchange requirements, and applicable law.

Without limiting the generality of the foregoing, it is the intention of the Company that, to the extent that any provisions of this Plan or any Awards granted hereunder are subject to Code Section 409A or Code Section 457A, the Plan and the Awards comply with the requirements of Code Section 409A or Code Section 457A, as applicable, and that the Plan and Awards be administered in accordance with such requirements and the Committee shall have the authority to amend any outstanding Awards to conform to the requirements of Code Section 409A or Code Section 457A.

6.3. Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

6.4. Information to be Furnished to the Committee. The Company and Subsidiaries shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and Subsidiaries as to an employee’s or Participant’s employment (or other provision of services), termination of employment (or cessation of the provision of services), leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect by the Committee. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

6.5. Indemnification. No member or authorized delegate of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan nor shall the Company or any Subsidiary be liable to any person for any such action or omission, in any case as long as the action or omission was taken or not taken in good faith. The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, shall be indemnified by the Company against any and all liabilities, losses, costs and expenses (including reasonable legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.

SECTION 7

AMENDMENT AND TERMINATION; Term of PLan

7.1. Amendment and Termination. The Board may, at any time, amend or terminate the Plan, and may amend any Award Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board, except to the extent any such action is made to cause the Plan to comply with applicable law, stock exchange rules and regulations, or accounting or tax rules and regulations; and further provided that adjustments pursuant to paragraph 4.2(g) shall not be subject to the foregoing limitations of this Section 7; and further provided that the provisions of subsection 2.6 (relating to Option repricing) cannot be amended unless the amendment is approved by the Company’s shareholders. Approval by the Company's shareholders will be required for any material revision to the terms of the Plan, with the Committee’s determination of “material revision” to take into account the exemptions under the rules of the New York Stock Exchange. No amendment or termination shall be adopted or effective if it would result in accelerated recognition of income or imposition of additional tax under Code Section 409A or Code Section 457A or, except as otherwise provided in the amendment, would cause amounts that were not otherwise subject to Code Section 409A or Code Section 457A to become subject to Code Section 409A or Code Section 457A.

7.2. Term of the Plan. No Award shall be granted under the Plan after the earliest to occur of (i) the ten-year anniversary of the Effective Date, (ii) the maximum number of shares available for issuance under the Plan have been granted or (iii) the Board terminates the Plan in accordance with Section 7.1. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

SECTION 8

DEFINED TERMS

In addition to the other definitions contained herein, the following definitions shall apply:

(a)	2016 Plan. The term “2016 Plan” means the Chubb Limited 2016 Long-Term Incentive Plan effective as of May 19, 2016, as in effective immediately prior to the 2021 Plan Amendment and Restatement.

(b)	2021 Plan Amendment and Restatement. The term “2021 Plan Amendment and Restatement” means the Chubb Limited 2016 Long-Term Incentive Plan, as amended and restated effective May 20, 2021, as in effect immediately prior to the Effective Date.

(c)	Affiliates. For purposes of the Plan, except for purposes of the definition of “Change in Control,” the term “Affiliates” means all persons with whom the Company is considered to be a single employer under Code Section 414(b) and all persons with whom the Company would be considered a single employer under Code Section 414(c).

(d)	Award. The term “Award” means any award or benefit granted under the Plan, including, without limitation, the grant of Options, SARs, Full Value Awards, and Cash Incentive Awards.

(e)	Board. The term “Board” means the Board of Directors of the Company.

(f)	Change in Control. The term “Change in Control” shall mean the occurrence of any one of the following events:

(i)	any “person,” as such term is used in Sections 3(a)(9) and 13(d) of the United States Securities Exchange Act of 1934, becomes a “beneficial owner,” as such term is used in Rule 13d-3 promulgated under that act, of fifty percent (50%) or more of the Voting Stock (as defined below) of the Company (other than by virtue of an acquisition of Voting Stock (i) by the Company or any Subsidiary; (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; or (iii) by any underwriter temporarily holding Voting Stock pursuant to an offering of such securities);

(ii)	the majority of the Board consists of individuals other than “Incumbent Directors,” which term means the members of the Board on the Effective Date; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by three-quarters of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director;

(iii)	the approval by the shareholders of the Company of any plan of liquidation providing for the distribution of all or substantially all of its assets;

(iv)	all or substantially all of the assets or business of the Company is disposed of pursuant to the consummation of a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or

(v)	the Company consummates a combination with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the Voting Stock of the combined company (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by Affiliates (as defined below) of such other company in exchange for stock of such other company).

For the purpose of this definition of “Change in Control,” (I) an “Affiliate” of a person or other entity shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified and (II) “Voting Stock” shall mean capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

(g)	Code. The term “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code. Except as otherwise indicated, references in the Plan to laws and legal rules shall be to United States laws and legal rules.

(h)	Deferred Compensation. The term “Deferred Compensation” means payments or benefits that would be considered to be provided under a nonqualified deferred compensation plan as that term is defined in Treas. Reg. §1.409A-1.

(i)	Dollars. As used in the Plan, the term “dollars” or numbers preceded by the symbol “$” shall mean amounts in United States dollars.

(j)	Eligible Individual. For purposes of the Plan, the term “Eligible Individual” means any employee of the Company or a Subsidiary, and any consultant, director, or other person providing services to the Company or a Subsidiary; provided, however, that an ISO may only be granted to an employee of the Company or a Subsidiary; provided, further, that employees, consultants, or directors of a company or other entity or business acquired (directly or indirectly) by the Company, or any Subsidiary or Affiliate, or with which the Company or any Subsidiary or Affiliate combines, are eligible to be granted Substitute Awards under the Plan. An Award may be granted to an employee or other individual providing services, in connection with hiring, retention or otherwise, prior to the date the employee first performs services for the Company or the Subsidiaries, provided that such Awards shall not become vested prior to the date the employee or service provider first performs such services.

(k)	Fair Market Value. Except as otherwise provided by the Committee, the “Fair Market Value” of a share of Stock as of any date shall be the closing market composite price for such Stock as reported for the New York Stock Exchange - Composite Transactions on that date or, if Stock is not traded on that date, on the next preceding date on which Stock was traded.

(l)	Prior Plan. The Term “Prior Plan” means the ACE Limited 2004 Long-Term Incentive Plan.

(m)	Subsidiary. For purposes of the Plan, the term “Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent (50%) voting or profits interest is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company); and (other than with respect to eligibility for grants of ISOs) any other business venture designated by the Committee in which the Company (or any entity that is a successor to the Company) has a significant interest, as determined in the discretion of the Committee.

(n)	Substitute Award. The term “Substitute Award” means an Award granted upon assumption of, or in substitution for, outstanding awards previously granted by, or held by employees, consultants, or directors of a company or other entity or business acquired (directly or indirectly) by the Company, or any Subsidiary or Affiliate or with which the Company or any Subsidiary or Affiliate combines, as determined in the sole discretion of the Committee.

(o)	Stock. The term “Stock” means common shares of stock of the Company.